As filed with the Securities and Exchange Commission on February 19, 1998
                                                      REGISTRATION NO. 333-41971

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -----------------


                                AMENDMENT NO. 1
                                       TO

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                               -----------------

                            PONDER INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                          75-2268672
(State or other jurisdiction of                             (I.R.S.Employer
incorporation or organization)                            Identification No.)

                         5005 RIVERWAY DRIVE, SUITE 550
                              HOUSTON, TEXAS 77056
                                 (713) 965-0653
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               -----------------

                                EUGENE L. BUTLER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            PONDER INDUSTRIES, INC.
                         5005 RIVERWAY DRIVE, SUITE 550
                              HOUSTON, TEXAS 77056
                                 (713) 965-0653
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------

 Copies of all communications, including all communications sent to the agent for service, should be sent to:
                            PHILLIP M. RENFRO, ESQ.
                          FULBRIGHT & JAWORSKI L.L.P.
                         300 CONVENT STREET, SUITE 2200
                           SAN ANTONIO, TEXAS  78205
                                 (210) 270-7172

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 From time to time after the effective date of this Registration Statement.

                               -----------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box:
[ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                                    -----------

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                  -------------

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]


====================================================================================================================================
                                                                     CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
   Title of Each Class of                    Amount of Share  Proposed Maximum Offering  Proposed Maximum Aggregate     Amount of
  Securities to be Registered               to be Registered     Price Per Share(1)          Offering Price(1)      Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share . . . .   1,346,952               --                    $_______                $______
------------------------------------------------------------------------------------------------------------------------------------
Total . . . . . . .  . . . . . . . . . . . . .   1,346,952               --                    $_______                $______
====================================================================================================================================



         (1) Pursuant to Rule 457(c), the proposed maximum offering price per share and proposed maximum aggregate offering price have been calculated on the basis of the average of the bid and ask prices of the Common Stock as reported on the NASDAQ SmallCap Market on February ___, 1998.


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

P R O S P E C T U S

                                1,346,952 SHARES

                            PONDER INDUSTRIES, INC.

                                  COMMON STOCK

                                 --------------


         This Prospectus has been prepared for use in connection with the proposed sale or distribution by certain stockholders (the "Selling Stockholders") of an aggregate of 1,346,952 shares (the "Shares") of common stock, par value $.01 per share ("Common Stock"), of Ponder Industries, Inc. ("Ponder" or the "Company"). The Shares may be sold from time to time by or for the account of the Selling Stockholders in the over-the-counter market, on the National Association of Securities Dealers Automated Quotation System, Inc. ("NASDAQ") or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by any one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transactions.

         The Common Stock is traded on the SmallCap Market System of NASDAQ (the "NASDAQ SmallCap Market") under the symbol "PNDR." On February ___, 1998, the last reported sale price for the Common Stock on the NASDAQ SmallCap Market was $_______ per share.


         The Company will receive no portion of the proceeds of the sale of the Shares offered hereby and will bear all costs and expenses incident to their registration. See "Plan of Distribution."

         The Shares have not been registered for sale under the securities laws of any state or jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in the Shares should confirm the registration thereof under the securities laws of the states in which such transactions occur, or the existence of any exemption from registration.

                                 --------------


        PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET
            FORTH UNDER THE CAPTION "RISK FACTORS" ON PAGE 3 HEREOF.


                                 --------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECU-
       RITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                The date of this Prospectus is February 19, 1998

                             AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "SEC") in Washington, D.C., a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. Certain of the information contained in the Registration Statement is omitted from this Prospectus, and reference is hereby made to the Registration Statement and exhibits and schedules relating thereto for further information with respect to the Company and the securities offered by this Prospectus. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information are available for inspection and copies of such materials may be obtained upon payment of the fees prescribed therefor by the rules and regulations of the SEC from the SEC, at its principal offices located at Judiciary Plaza, 450 Fifth Street, Room 1024, Washington, D.C., 20549 and at the following regional offices of the SEC:
Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at Seven World Trade Center, Suite 1300, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the SEC, at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 upon the payment of the fees prescribed by the SEC. The SEC maintains a WorldWide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

                       INCORPORATION OF CERTAIN DOCUMENTS


         The Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1997, the Quarterly Report on Form 10-Q for the quarter ended November 30, 1997, and the Current Report on Form 8-K dated January 27, 1998, are hereby incorporated herein by reference.


         The description of the Company's capital stock on the Registration Statement on Form S-1 (SEC File No. 33- 33190) is hereby incorporated by reference.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the Registration Statement of which this Prospectus is a part with respect to registration of the Shares, shall be deemed to be incorporated by reference in this Prospectus and be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or replaces such statement.

         The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Written or oral requests for such copies should be directed to: Ponder Industries, Inc., 5005 Riverway Drive, Suite 550, Houston, Texas 77056, Attention: Eugene L. Butler, telephone (713) 965-0653.


                              RECENT DEVELOPMENTS

         TRANSACTIONS. A $2,500,000 bridge loan was obtained from White Owl Capital Partners ("White Owl") and certain others in October 1997 with the intention of providing additional capital for acquisitions and expansion of the Company's business. The promissory notes evidencing such loan (the "Promissory Notes") were convertible into an aggregate of 4,000,000 shares of Common Stock. In January 1998, the Company completed an $11,000,000 private placement of its Common Stock to affiliates of White Owl at a purchase price of $1.00 per share. As part of the private placement, the Promissory Notes were converted into Common Stock. Also in January 1998, the Company purchased Fishing Tools, Inc. ("FTI") for $6,500,000 in cash and approximately 645,000 shares of Common Stock, valued at $1,000,000. FTI is a full service fishing and rental tool company, with three locations in Louisiana and one in Texas, and has a significant offshore presence.

         STOCK OPTIONS. The Company granted stock options (the "Employee Stock Options") in the aggregate amount of 2,050,000 shares, with an exercise price of $0.50 per share, to eleven key employees on September 30, 1997. Eugene Butler, President, Chief Executive Officer and Chairman of the Board of the Company, received a stock option to purchase 500,000 shares of Common Stock, which was fully vested on the date of grant. All of the other Employee Stock Options vest at a rate of 20 percent per year, with 20 percent vesting immediately. Mr. Butler received an additional stock option to purchase 500,000 shares; Frank Wall, Senior Vice President of Operations and a Director of the Company, received a stock option to purchase 200,000 shares; Gerald Slaughter, Senior Vice President and Chief Financial Officer of the Company, received a stock option to purchase 250,000 shares of Common Stock; Shirley Meyer, Secretary and Vice President of Personnel of the Company, received a stock option to purchase 50,000 shares; and Barry Cromeans, Controller of the Company, received a stock option to purchase 50,000 shares of Common Stock.



                                  RISK FACTORS


         Other than historical and factual statements, the matters and items discussed in this Prospectus are forward- looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. In addition to other information contained in this Prospectus, the following factors could contribute to such differences. Prospective investors should carefully consider the following factors and cautionary statements in determining whether to purchase shares of Common Stock in the offering made hereby. All factors should be considered in conjunction with the other information and financial data appearing elsewhere in this Prospectus and in the documents incorporated herein by reference. See "Disclosure Regarding Forward-Looking Statements."

         Each investor should carefully examine this entire Prospectus and should give particular attention to the risk factors set forth below, in addition to other information contained in or incorporated by reference in this Prospectus.


         EFFECTS OF DELISTING FROM NASDAQ SMALLCAP MARKET; LACK OF LIQUIDITY OF LOW PRICED STOCKS. If the Company fails to maintain the qualification for its Common Stock to trade on the Nasdaq SmallCap Market, its securities could be subject to delisting. The Nasdaq Stock Market recently announced increases in the quantitative standards for maintenance of listings on The Nasdaq SmallCap Market. The revised standards for continued listing, which will be applied beginning in February 1998, include maintenance of any of (x) $2,000,000 of net tangible assets, (y) $35,000,000 of market capitalization or (z) $500,000 of net income for two of the last three years and a minimum bid price per share of $1.00. Although the Company is currently in compliance with the new Nasdaq SmallCap Market continued listing requirements, no assurances can be given that the Company will be able to maintain such compliance in the future. In the event the Company is unable to satisfy the continued listing requirements, trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter markets in the so-called "pink sheets" or the National Association of Securities Dealer's "Electronic Bulletin Board." Consequently, the liquidity of the Company's Common Stock would likely be impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of the transactions, reduction in security analysts' and the news media's coverage, if any, of the Company and lower prices for the Company's securities than might otherwise prevail.

         In addition, if the Common Stock were to become delisted from trading on The Nasdaq SmallCap Market and the trading price of the Common Stock were below $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosures by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors (which are generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchase and have received the purchaser's written consent to the transaction prior to the sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock which could severely limit the market liquidity of Common Stock and the ability of purchasers in this offering to sell their shares of Common Stock in the secondary market.

         POSSIBLE VOLATILITY OF SECURITIES PRICES. The market price of the Common Stock has in the past been, and may in the future continue to be, volatile. A variety of events, including quarter to quarter variations in operating results, news announcements or the introduction of new products by the Company or its competitors, as well as market conditions in the oil and gas industry, or changes in earnings estimates by securities analysts may cause the market price of the Common Stock to fluctuate significantly. In addition, the stock market in recent years has experienced significant price and volume fluctuations which have particularly affected the market prices of equity securities of many companies that service the oil and gas industry and which often have been unrelated to the operating performance of such companies.
These market fluctuations may adversely affect the price of the Common Stock.

         HISTORY OF LOSSES; ACCUMULATED DEFICIT. The Company has experienced significant losses from continuing operations since 1992. As of November 30, 1997, the Company had an accumulated deficit of approximately $24,120,000. For the three months ended November 30, 1997, and the years ended August 31, 1997 and 1996, respectively, the Company had losses of approximately $424,000, $9,921,000 and $3,892,000, respectively. The Report of Independent Public Accountants on the Company's 1997 financial statements indicates that such continued losses and the possible need for additional financing for future operating expenses raise substantial doubt about the Company's ability to continue as a going concern. Although the Company believes it will be able to achieve and maintain profitable operations in the future, there can be no assurance that the Company will ever operate profitably.

         ACQUISITION INTEGRATION. A major portion of Ponder's growth in recent years has resulted from acquisitions, which involve certain operational and financial risks. Operational risks include the possibility that an acquisition does not ultimately provide the benefits originally anticipated by Ponder's management, while Ponder continues to incur operating expenses to provide the services formerly provided by the acquired company. Financial risks involve the incurrence of indebtedness as a result of the acquisition and the consequent need to service that indebtedness. In addition, the issuance of stock in connection with acquisitions dilutes the voting power and may dilute the economic interests of existing stockholders. In carrying out its acquisition strategy, Ponder attempts to minimize the risk of unexpected liabilities and contingencies associated with acquired businesses through planning, investigation and negotiation, but there is no assurance that it will be successful in doing so. There can be no assurance that recent or future acquisitions can be readily assimilated into the Company's operating structure. Inability to efficiently integrate acquired companies could have a material adverse effect on the Company's financial condition and results of operations.

         DEPENDENCE UPON KEY PERSONNEL; MANAGEMENT OF GROWTH. The Company's future success depends to a significant degree upon the continued services of its Chairman of the Board, President and Chief Executive Officer, Eugene L. Butler, and other key senior management personnel. The Company does not currently have an employment agreement with Mr. Butler, nor does it have "key man" life insurance on Mr. Butler. Ponder's future success also depends on its continuing ability to attract and retain highly qualified managerial personnel. Competition for such personnel is intense, and there can be no assurance that Ponder will be able to retain its key managerial employees or attract, assimilate or retain other highly qualified managerial personnel in the future. The Company's ability to manage growth successfully will require that it continue to improve its operational, management and financial systems and controls. Failure to do so could have a material adverse effect upon the Company's business and results of operations.


         INDUSTRY VOLATILITY. The oil and gas industry in which Ponder participates historically has experienced significant volatility. Demand for Ponder's services and products depends primarily upon the number of oil and gas wells being drilled, the depth and drilling conditions of such wells, the volume of production, the number of well completions and the level of workover activity. Drilling and workover activity can fluctuate significantly in a short period of time, particularly in the United States.

         These factors are influenced by the willingness of oil and gas operators to make capital expenditures for the exploration, development and production of oil and natural gas. The levels of such capital expenditures and the ability of oil and gas companies to raise capital will continue to be influenced by numerous factors over which Ponder has no control, including the prevailing and expected market prices for oil and natural gas. Such prices are impacted by, among other factors, the ability of the members of the Organization of Petroleum Exporting Countries ("OPEC") to maintain price stability through voluntary production limits, the level of production by non-OPEC countries, worldwide demand for oil and natural gas, local, national and international economic and political conditions, costs of exploration and production of oil and natural gas, availability of new leases and concessions, and governmental regulations regarding, among other things, environmental protection, taxation, price controls and product allocations. No assurance can be given as to the future price of oil or natural gas or the level of future oil and gas industry activity or demand for Ponder's services and products.

         COMPETITION. The Company competes in highly competitive areas of the oilfield business. The volatility of oil and gas prices has led to a consolidation of the number of companies providing services similar to the Company. This reduced number of companies competes intensely for available projects. Many of the competitors of the Company are larger and have greater financial and other resources than the Company. Ponder encounters substantial competition from numerous small, single-site operators, larger concerns operating at multiple locations and various well servicing companies. Although the Company believes that it competes on the basis of technical expertise and reputation of service, there can be no assurance that the Company will be able to maintain its competitive position. Ponder expects that the substantial competition currently encountered by it will not be reduced or eliminated.


         NONPAYMENT OF DIVIDENDS. Ponder has never declared or paid dividends on Common Stock and does not anticipate paying dividends on Common Stock at any time in the foreseeable future. The terms of certain of the Company's loan agreements restrict the payment of dividends.


         SEASONALITY. Demand for the Company's services and products is tied closely to the seasonality of drilling activity. Higher activity is generally experienced in the spring, summer and fall. In the United States and Europe, the lowest drilling activity generally occurs during the early months of the year due to inclement weather. Purchases of the Company's products and services are also to a substantial extent deferrable in the event oil and gas companies reduce capital expenditures as a result of conditions existing in the oil and gas industry or general economic downturns. Fluctuations in the Company's revenues and costs may have a material adverse effect on the Company's business and operations. Accordingly, the Company's operating results may vary from quarter to quarter, depending upon factors outside of its control.

         POSSIBLE PRODUCT LIABILITY CLAIMS. Certain products sold or leased by Ponder are used in potentially hazardous drilling, completion, production and workover applications that can cause personal injury or loss of life as well as damage to property, equipment or the environment and suspension of operations. Litigation arising from a catastrophic occurrence at a location where Ponder's equipment and services are used may in the future result in Ponder being named as a defendant in product liability or other lawsuits asserting potentially large claims. Ponder maintains insurance coverage that its management believes to be customary in the industry for a company of its size against these hazards. However, insurance may not provide complete protection against casualty losses and a successful claim could have a material adverse effect on Ponder. Further, no assurance can be given that Ponder will be able to maintain adequate insurance in the future at rates considered reasonable.




         GOVERNMENTAL REGULATION AND ENVIRONMENTAL MATTERS. Ponder's business is affected both directly and indirectly by governmental regulations relating to the oilfield service industry and the oil and gas exploration and production industry in general, as well as by environmental and safety regulations that specifically apply to such businesses. It is likely that the trend of more expansive and stricter environmental laws and regulations will continue, and that the costs of compliance with such laws and regulations will continue to increase in the foreseeable future, for Ponder and its customers. There can be no assurance that the cost of compliance with current environmental and safety regulations or future changes in such laws and regulations will not have a material adverse effect on Ponder's operations.




         CERTAIN ANTI-TAKEOVER FEATURES. Certain provisions of Delaware statutory law, could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then- current market value of Ponder's Common Stock. Such provisions also may inhibit fluctuations in the market price of Ponder's Common Stock that could result from takeover attempts.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This Prospectus contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Specifically, all statements other than statements of historical facts included in this report regarding the Company's financial position, business strategy and plans and objectives of management of the Company for future operations are forward-looking statements. These forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. When used in this report, the words "anticipate," "believe," "estimate," "expect" and "intend" and words or phrases of similar import, as they relate to the Company or Company management are intended to identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, competitive factors, general economic conditions, customer relations, relationships, relationships with vendors, the interest rate environment, governmental regulation and supervision, seasonality, the operation of the Company's networks, transmission costs, product introductions and acceptance, technological change, changes in industry practices, one-time events and other factors described herein ("cautionary statements"). Although the Company believes that its expectations are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.

                                  THE COMPANY

         Ponder Industries is engaged in the business of providing specialized oilfield services and rental equipment to the oil and gas industry. The Company's principal executive offices are located in Houston, Texas, at 5005 Riverway Drive, Suite 550, Houston, Texas 77056 and its telephone number at that address is (713) 965-0653. The Company currently has operating facilities in Texas, Louisiana, Oklahoma, Arkansas, Illinois, Mississippi and the United Kingdom.

         Ponder was founded as a Texas corporation in 1981. In 1990, Ponder became a Delaware corporation through a share exchange between Ponder Industries, Inc., a Texas corporation, and Ponder Industries, Inc., a Delaware corporation.

         Ponder rents a full line of specialized equipment and tools utilized in fishing operations. Fishing services are required by the oil and gas industry whenever there is an obstruction in the borehole of a well. At times during the life of a well, cable, tubulars, casing, wellbore tools or debris may become detached and stuck in the well. Likewise, equipment can be accidentally dropped in a well. Events such as these can create major obstructions that impede work and raise drilling and completion costs. Ponder provides expert "fishing" and cutting services to remove such obstructions and return the wellsite to normal operation.

         Fishing services require a variety of equipment designed to catch or snag "fish" or "junk" in a well or to grind, cut or otherwise eliminate the obstruction. The equipment is generally rented but may also be designed and built by the Company. Specialized fishing tool equipment is often not owned by drilling contractors and operators because of the high cost of owning and maintaining the full range of equipment required for the various types of situations encountered in the oil and gas industry throughout many geographic areas. The items of equipment available for rental from the Company include a full line of fishing tools, such as milling tools, casing cutters, jars, spears, overshots and whipstocks. Ponder also provides supervisory services relating to the operation of their fishing tool equipment and the proper selection and assembly of the fishing string. The fishing string consists of jars, subs, overshots (external), spears (internal) and other tools for removing the item or the "fish" from the well.

         The Company solicits orders for its services, products and incidental equipment rentals primarily through its employee sales force. Traditionally, most U.S. orders have been received on a well-by-well basis, while internationally, the Company generally obtains business through contracts with customers who commit to use the Company's services, products and equipment for a specified period of time or for a certain number of wells in a certain geographic area.

         Upon the completion of operations by the customer, the tools are returned to the Company where the tools are inspected and repaired as needed. Repairs are at the cost of the customer and if the tools cannot be restored to first class condition, the cost of the tool is charged to the customer.

         The Company has followed a policy of seeking patents and licenses for products and equipment that appear to have commercial applications. The Company believes its patents and licenses to be adequate for the conduct of its products and services business and, while it considers them to be valuable in the aggregate, the Company does not believe that its business is materially dependent upon its patents or licenses. None of the Company's patents or licenses expire in the near future. In management's opinion, engineering, operation skills and application experience are more responsible for the Company's market position than are patents or licenses.


         The Company obtains orders through its direct sales force, supervisors and fishermen. Due to the short-term nature of the equipment rental and service business, backlog is not meaningful. The Company's backlog for equipment rentals is not a significant percentage of the Company's consolidated revenues.

         The Company's principal customers are major and independent national and international oil and gas companies.

                                USE OF PROCEEDS

         The Shares to be sold pursuant to the Prospectus are owned by several stockholders of the Company. The Company will not receive any of the proceeds from the sale of the Shares. See "Selling Stockholders."

                              SELLING STOCKHOLDERS


         In April 1996, the Company completed a $10,950,000 placement of convertible debentures. Beginning in August 1996, claims and counterclaims were filed between certain convertible debenture holders and the Company. In September 1997, the Company and the holders of the then outstanding convertible debentures (the "Settling Holders") entered into a settlement agreement (the "Settlement Agreement") whereby all of the then outstanding convertible debentures were converted into shares of Common Stock and the Company issued to the Settling Holders warrants to purchase an aggregate of 957,000 shares of Common Stock. Pursuant to the terms of the Settlement Agreement, the Company granted the Settling Holders registration rights to the shares of Common Stock underlying the warrants. With the exception of the shares of Common Stock offered hereby by Orez Ltd., all of the shares of Common Stock being offered hereby are issuable upon the exercise of the warrants granted to the Settling Holders pursuant to the Settlement Agreement.


         The following table sets forth the name of each of the Selling Stockholders and, as of December 8, 1997, the beneficial ownership of Common Stock held by each of the Selling Stockholders, immediately prior to and upon completion of this offering. All information as to beneficial ownership has been furnished by each of the Selling Stockholders. The number of Shares that may be actually sold by each of the Selling Stockholders will be determined by each such Selling Stockholder, and may depend upon a number of factors, including, among other things, the market price of the Common Stock. Because each Selling Stockholder may offer all, some or none of the Shares that each holds, and because the offering contemplated by this Prospectus is currently not being underwritten, no estimate can be given as to the number of Shares that will be held by any Selling Stockholder upon or prior to the termination of this offering. See "Plan of Distribution." Each Selling Stockholder has sole voting and investment power over the shares listed. Except as set forth below, no Selling Stockholder has had a material relationship with the Company or any of its predecessors or affiliates within the past three years.

                                           Beneficial Ownership                      Beneficial Ownership
                                           Before the Offering                       After the Offering(1)
                                         -------------------------                 ------------------------
                                           Number    Percentage of   Shares to      Number        Percentage
        Name                             of Shares     Class(2)       be Sold      of Shares       of Class
        ----                             ---------     --------       -------      ---------       --------
AG Superfund International
  Partners, L.P.                         22,500(3)         *           22,500          0              0%
The Gifford Fund                        112,500(3)         *          112,500          0              0%
Cameron Capital Ltd.                    120,000(3)         *          120,000          0              0%
Darissco Diversified
  Investments, Inc.                      27,000(3)         *           27,000          0              0%
GAM Arbitrage, Inc.                      37,500(3)         *           37,500          0              0%
KA Investments, LDC                      62,500(3)         *           22,500        40,000            *
Lake Management LDC                     127,500(3)         *          127,500          0              0%
Leonardo, L.P.                          187,500(3)         *          187,500          0              0%
Raphael, L.P.                            45,000(3)         *           45,000          0              0%
Richcourt $ Strategies, Inc.             30,000(3)         *           30,000          0              0%
The Tail Wind Fund                       90,000(3)         *           90,000          0              0%
Windward Island Limited                  22,500(3)         *           22,500          0              0%
Wood Gundy London, Ltd.                 112,500(3)         *          112,500          0              0%
Orez Ltd.                               389,952(4)        1.35        389,952          0              0%
                                      ---------
                                      1,386,952
                                      =========

-------------------
* represents less than 1%

(1)      Assumes all shares of Common Stock offered hereby are sold.

(2)      Based on 28,681,620 shares of the Company outstanding as of November
         24, 1997.


(3) Constitutes shares issued or issuable upon the exercise of warrants granted pursuant to the Settlement Agreement dated September 26, 1997, among the Company and the Settling Holders.

(4) Constitutes shares issuable pursuant to a warrant to purchase Common Stock granted pursuant to a Regulation S Subscription Agreement dated April 23, 1997, between the Company and Orez Ltd.


                              PLAN OF DISTRIBUTION

      The Company is registering the Shares on behalf of the Selling Stockholders. All costs, expenses and fees in connection with the registration of the Shares offered hereby will be borne by the Company. Brokerage commissions, if any, attributable to the sale of Shares will be borne by the Selling Stockholders (or his donees or pledgees).

      The Shares may be sold from time to time by or for the account of the Selling Stockholders in the over-the-counter market, on the NASDAQ SmallCap Market or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by any one or more of the following methods: (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transactions. Each Selling Stockholder will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. To the Company's knowledge, no Selling Stockholder has entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the Shares, nor does the Company know the identity of the brokers or market makers which will participate in the offering. The Selling Stockholders may effect such transactions by selling the Shares directly to purchasers or to or through broker-dealers which may act as agents or principals. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Each of the Selling Stockholders and any broker- dealers that act in connection with the sale of the Shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the shares of Common Stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Each Selling Stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. Liabilities under the federal securities laws cannot be waived. Because each Selling Stockholder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, each Selling Stockholder will be subject to prospectus delivery requirements under the Securities Act. Furthermore, each Selling Stockholder, any broker or dealer and any "affiliated purchasers" will be subject to the applicable provisions of the Exchange Act and the Securities Act and the rules and regulations thereunder, including, without limitation, Regulation M under the Exchange Act, which provisions may limit the timing of the purchases and sales of the Company's securities by the Selling Stockholders, any broker or dealer and any "affiliated purchasers."

      The Company will receive no portion of the proceeds of the sale of the Shares offered hereby and will bear all costs and expenses incident to their registration.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

      Article XV of the Company's Certificate of Incorporation ("Article XV") eliminates the personal liability of the Company's directors to the Company or its stockholders for monetary damages for breach of fiduciary duty except under certain circumstances. Directors remain liable for (i) any breach of the duty of loyalty to the Company or its stockholders, (ii) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) any violation of Section 174 of the Delaware General Corporation Law ("DGCL"), which proscribes the payment of dividends and stock purchases or redemptions under certain circumstances, and (iv) any transaction from which a director derived an improper personal benefit.

      Article XV further provides that future repeal or amendment of its terms will not adversely affect any rights of directors existing thereunder with respect to acts or omissions occurring prior to such repeal or amendment.
Article XV also incorporates any future amendments to Delaware law which further eliminate or limit the liability of directors.

      Under Section 145 of the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the Company.

      Article VIII of the Company's Bylaws provides that the Company shall indemnify any person to whom, and to the extent, indemnification may be granted pursuant to Section 145 of the DGCL.

      Article XI of the Company's Certificate of Incorporation provides that each person who was or is made a party to, or is involved in any action, suit or proceeding by reason of the fact that he is or was a director, officer or employee of the Company will be indemnified by the Company against all expenses and liabilities, including attorneys' fees, reasonably incurred by or imposed upon him, except in such case where the director, officer or employee is adjudged guilty of willful misfeasance or malfeasance in the performance of his duties. Article XI also provides that the right of indemnification shall be in addition to and not exclusive of all other rights, to which such director, officer or employee may be entitled.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers and controlling persons pursuant to the foregoing provisions, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                 LEGAL MATTERS

      The validity of the securities offered hereby will be passed upon by Fulbright & Jaworski L.L.P.

                                    EXPERTS

      The consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal years ended August 31, 1997 and 1996, incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1995, incorporated by reference in this Prospectus have been audited by Hairston, Kemp, Sanders & Stich, P.C., independent public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.

================================================================================

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                              --------------------

                               TABLE OF CONTENTS


                                                     PAGE
                                                     ----
Available Information . . . . . . . . . . . .         2
Incorporation of Certain Documents  . . . . .         2
Recent Developments . . . . . . . . . . . . .         2
Risk Factors  . . . . . . . . . . . . . . . .         3
Disclosure Regarding Forward-Looking
  Statements  . . . . . . . . . . . . . . . .         5
The Company . . . . . . . . . . . . . . . . .         6
Use of Proceeds . . . . . . . . . . . . . . .         6
Selling Stockholders  . . . . . . . . . . . .         7
Plan of Distribution  . . . . . . . . . . . .         8
Disclosure of Commission Position on
  Indemnification for Securities Act
  Liabilities . . . . . . . . . . . . . . . .         9
Legal Matters . . . . . . . . . . . . . . . .        10
Experts . . . . . . . . . . . . . . . . . . .        10

================================================================================

                               1,346,952 SHARES

                           PONDER INDUSTRIES, INC.

                                 COMMON STOCK

                                   ---------

                             P R O S P E C T U S


                              FEBRUARY 19, 1998


                                   ---------

================================================================================

                                    PART II

ITEM 14.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                 The estimated expenses in connection with this offering are:

                 SEC registration fee                       $   676
                 Legal fees and expenses*                    10,000
                 Miscellaneous*                               6,000
                                                            -------
                 Total                                      $16,676
                                                            =======

                 --------------------
                 *  Estimated

                 The Company has agreed to pay all the costs and expenses of this offering.

ITEM 15.         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law empowers the Registrant to, and the Bylaws of the Registrant provide that it shall, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; except that, in the case of an action or suit by or in the right of the Registrant, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Registrant unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         The Registrant maintains directors' and officers' liability insurance that covers the directors and officers of the Registrant.

ITEM 16.         EXHIBITS.

Exhibit No.      Exhibit
-----------      -------
5.1*             Opinion of Fulbright & Jaworski L.L.P. regarding legality (filed herewith)

23.1             Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit 5.1)

23.2             Consent of Arthur Andersen LLP (filed herewith)

23.3             Consent of Hairston, Kemp, Sanders & Stich, P.C. (filed herewith)

24.1             Power of Attorney (included on signature page).


*    Previously filed


ITEM 17.         UNDERTAKINGS.

         (a)     The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston and State of Texas the 19th day of February, 1998.



                                  PONDER INDUSTRIES, INC.


                                  By: /s/ Eugene L. Butler
                                     ------------------------------------------
                                          Eugene L. Butler
                                          President and Chief Executive Officer

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Eugene L. Butler and Gerald A. Slaughter, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                  TITLE                                   DATE
---------                                  -----                                   ----
/s/ Eugene L. Butler                       Chairman of the Board,                  February 19, 1998
----------------------------------         President, Chief Executive Officer
Eugene L. Butler                           and a Director
                                           (Principal Executive Officer)


/s/ Frank J. Wall                          Senior Vice President of Operations
----------------------------------         and a Director                          February 19, 1998
Frank J. Wall


/s/ Gerald A. Slaughter                    Senior Vice President                   February 19, 1998
----------------------------------         and Chief Financial Officer
Gerald A. Slaughter                        (Principal Financial and
                                           Accounting Officer)

/s/ Rittie W. Milliman, Sr.                Director                                February 19, 1998
----------------------------------
Rittie W. Milliman, Sr.

/s/ John Roane                             Director                                February 19, 1998
----------------------------------
John Roane

/s/ John M. Le Seelleur                    Director                                February 19, 1998
----------------------------------
John M. Le Seelleur

/s/ Joe R. Nemec                           Director                                February 19, 1998
----------------------------------
Joe R. Nemec

/s/ Steven A. Webster                      Director                                February 19, 1998
----------------------------------
Steven A. Webster

/s/ William R. Ziegler                     Director                                February 19, 1998
----------------------------------
William R. Ziegler

                                 EXHIBIT INDEX


EXHIBIT NO.                                         EXHIBIT                                                          PAGE
----------                                          -------                                                          ----
   5.1*          Opinion of Fulbright & Jaworski L.L.P. regarding legality (filed herewith)                          II-8

   23.1          Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit 5)                                     II-8

   23.2          Consent of Arthur Andersen LLP (filed herewith)  . . . . . . . . . . . . .                          II-9

   23.3          Consent of Hairston, Kemp, Sanders & Stich, P.C. (filed herewith)  . . . .                         II-10

   24.1          Power of Attorney (included on signature page) . . . . . . . . . . . . . .                          II-5



*    Previously Filed